UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2011

ExamWorks Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34930

Delaware	27-2909425
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3280 Peachtree Road, N.E.
Suite 2625
Atlanta, GA
(Address of principal executive offices, including zip code)

(404) 952-2417
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On January 11, 2011, ExamWorks Group, Inc., a Delaware corporation (the “Company”) and its wholly-owned subsidiary, ExamWorks, Inc., a Delaware corporation (the “Purchaser,” and, together with the Company, “ExamWorks”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with MES Group Inc., a Michigan corporation (“MES”), and the shareholders of MES set forth on the signature pages thereto (the “Shareholders”), pursuant to which the Purchaser agreed to acquire all of the issued and outstanding shares of capital stock of MES (the “Shares”) from the Shareholders.

Pursuant to the Stock Purchase Agreement, ExamWorks will pay the Shareholders a purchase price for the Shares consisting of (i) $175 million in cash, and (ii) 1,424,501 shares of Company common stock to be issued to George C. Turek, the holder of the majority of the Shares.  In addition, ExamWorks will assume or pay off up to $10 million of indebtedness under MES’ existing credit facilities.  The Stock Purchase Agreement also provides that $20 million of the cash portion of the purchase price will be placed into an escrow fund to be held for twelve (12)-months from the Closing to cover claims of ExamWorks under the Stock Purchase Agreement.

The parties to the Stock Purchase Agreement have made customary representations, warranties and covenants therein.  In addition, consummation of the acquisition of the Shares is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions.

The foregoing summary of the Stock Purchase Agreement and the transactions contemplated thereby is not intended to be complete and is qualified in its entirety by the terms and the conditions of the Stock Purchase Agreement filed as Exhibit 2.1 hereto, which is incorporated by reference herein.

Item 7.01.                      Regulation FD Disclosure.

The Company’s press release announcing the signing of the Stock Purchase Agreement is filed as Exhibit 99.1 hereto and is incorporated by reference herein.   The information contained in, or incorporated into this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference. This report shall not be deemed an admission as to the materiality of any information in this report that is being disclosed pursuant to Regulation FD.

Cautionary Statements

The Stock Purchase Agreement has been included to provide investors with information regarding its terms.  Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the Stock Purchase Agreement is not intended to be a source of factual, business or operational information about the parties.

The Stock Purchase Agreement contains representations and warranties made by the parties to each other regarding certain matters.  The assertions embodied in the representations and warranties are as of specific dates and are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Stock Purchase Agreement.  The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties. Moreover, certain representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality and/or were used for the purpose of allocating risk among the parties rather than establishing certain matters as facts.  Information concerning the subject matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in ExamWorks’ public disclosures.  Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 9.01.                      Financial Statements and Exhibits.

              (d) Exhibits.

Exhibit No.	Description

2.1
Stock Purchase Agreement dated as of January 11, 2011, by and among ExamWorks Group, Inc., ExamWorks, Inc., MES Group, Inc., George C. Turek and the minority shareholders of MES Group, Inc. set forth therein.

99.1	Press Release dated January 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ExamWorks Group, Inc.

Date: January 13, 2011	By:	/s/ J. Miguel Fernandez de Castro
J. Miguel Fernandez de Castro
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1
Stock Purchase Agreement dated as of January 11, 2011, by and among ExamWorks Group, Inc., ExamWorks, Inc., MES Group, Inc., George C. Turek and the minority shareholders of MES Group, Inc. set forth therein.

99.1	Press Release dated January 11, 2011